Exhibit 15.1

KPMG LLP
Bay Adelaide Centre
Suite 4600
333 Bay Street
Toronto, ON M5H 2S5
Tel	416-777-8500
Fax	416-777-3913
www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Celestica Inc.
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-113591, 333-88210, 333-71126, 333-66726, 333-63112 and 333-9500) and on Form F-3ASR (No. 333-221144) of Celestica Inc. of our reports dated March 7, 2019, with respect to the consolidated balance sheets of Celestica Inc. as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the annual report on Form 20-F of Celestica Inc. for the fiscal year ended December 31, 2018.
Chartered Professional Accountants, Licensed Public Accountants
March 11, 2019
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.